As filed with the Securities and Exchange Commission on June 28, 2018

File No. 811-02611

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form N-1A

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 63	☒

Invesco Exchange Fund

(Exact Name of Registrant as Specified in the Declaration of Trust)

11 Greenway Plaza, Suite 1000

Houston, TX 77046-1173

(Address of Principal Executive Offices)(Zip Code)

(713) 626-1919

(Registrant’s Telephone Number, Including Area Code)

JEFFREY H. KUPOR, ESQ.

11 Greenway Plaza

Suite 1000

Houston, Texas 77046

(Name and Address of Agent for Service)

Copies to:

Peter A. Davidson, Esquire	Matthew R. DiClemente, Esquire
Invesco Advisers, Inc.	Stradley Ronon Stevens & Young, LLP
11 Greenway Plaza, Suite 1000	2005 Market Street, Suite 2600
Houston, Texas 77046-1173	Philadelphia, Pennsylvania 19103-7018

EXPLANATORY NOTE

This Post-Effective Amendment No. 63 to the Registration Statement of Invesco Exchange Fund (the “Registrant”) on Form N-1A incorporates herein Part A and Part B as filed in Post-Effective Amendment No. 62 of the Registrant on April 30, 2018 (Accession No. 0001193125-18-143709) (“Amendment No. 62”) and is being filed to amend and supplement Amendment No. 62.

The audited financial statements of the Registrant for the annual period ended December 31, 2017 (as filed on March 9, 2018 (Accession No. 0001193125-18-076409)) and the unaudited semi-annual financial statements of the Registrant for the semi-annual period ended June 30, 2017 (as filed on September 5, 2017 (SEC Accession No. 0001193125-17-276289)) contained in the Annual and Semi-Annual Reports of the Registrant, respectively, are incorporated herein by reference.

Parts A and B are hereby supplemented as follows:

1.	On June 28, 2018, Donna Wilson will no longer serve as a Portfolio Manager to the Fund. Therefore, all references to Ms. Wilson are hereby removed as of that date.

2.	The following information is added to page A-5 under heading “Item 11- Shareholder Information” in Part A.

Redemptions in kind may result in transaction costs and/or market fluctuations associated with liquidating or holding the securities, respectively.

3.	On June 4, 2018, “Invesco PowerShares Capital Management LLC” changed its name to “Invesco Capital Management LLC” and all references thereto changed accordingly.

On June 4, 2018, the names of the following trusts and all references thereto changed as indicated below:

CURRENT NAME	NEW NAME
PowerShares Exchange-Traded Fund Trust	Invesco Exchange-Traded Fund Trust
PowerShares Exchange-Traded Fund Trust II	Invesco Exchange-Traded Fund Trust II
PowerShares Actively Managed Exchange-Traded Fund Trust	Invesco Actively Managed Exchange-Traded Fund Trust
PowerShares Actively Managed Exchange-Traded Commodity Fund Trust	Invesco Actively Managed Exchange-Traded Commodity Fund Trust
PowerShares India Exchange-Traded Fund Trust	Invesco India Exchange-Traded Fund Trust
PowerShares Exchange-Traded Self-Indexed Fund Trust	Invesco Exchange-Traded Self-Indexed Fund Trust

On June 4, 2018, any and all references to “PowerShares” and “Invesco PowerShares” changed to “Invesco Capital”.

PART C

OTHER INFORMATION

Item 28. Exhibits

a	Third Amended and Restated Agreement and Declaration of Trust dated April 11, 2017.(5)

b	Third Amended and Restated Bylaws adopted effective October 26, 2016.(3)

c	Articles II, VI, VII, VIII and IX of the Third Amended and Restated Agreement and Declaration of Trust and Articles IV, V and VI of the Third Amended and Restated Bylaws, both as previously filed define rights of holders of shares.

d(1)	Master Investment Advisory Agreement dated September 30, 2015.(1)

d(2)	Master Intergroup Sub-Advisory Agreement dated September 30, 2015.(4)

d(3)	(a) Sub-Advisory Contract between Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011.(6)

(b) Amendment No. 1 dated July 30, 2012, to the Sub-Advisory Contract—Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (6)

(c) Amendment No. 2 dated September 25, 2012, to the Sub-Advisory Contract—Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (6)

(d) Amendment No. 3 dated February 25, 2013, to the Sub-Advisory Contract—Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (6)

(e) Amendment No. 4 dated December 16, 2013, to the Sub-Advisory Contract—Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (6)

(f) Amendment No. 5 dated April 22, 2014, to the Sub-Advisory Contract—Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (6)

(g) Amendment No. 6 dated June 26, 2014, to the Sub-Advisory Contract—Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (6)

(h) Amendment No. 7 dated October 14, 2014, to the Sub-Advisory Contract—Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (6)

(i) Amendment No. 8 dated September 30, 2015, to the Sub-Advisory Contract—Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (6)

(j) Amendment No. 9 dated December 21, 2015, to the Sub-Advisory Contract—Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (6)

(k) Amendment No. 10, dated June 30, 2016, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (6)

(l) Amendment No. 11, dated July 1, 2016, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (6)

(m) Amendment No. 12, dated July 27, 2016, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (6)

(n) Amendment No. 13, dated October 28, 2016, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (6)

(o) Amendment No. 14, dated February 27, 2017, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (6)

(p) Amendment No. 15, dated April 11, 2017, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (6)

(q) Amendment No. 16, dated December 15, 2017, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (6)

(r) Amendment No. 17, dated December 18, 2017, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (6)

d(4)	(a) Sub-Advisory Contract between Invesco Advisers, Inc. and Invesco Asset Management (India) Private Limited dated April 11, 2017. (6)

(b) Amendment No. 1, dated December 15, 2017, to the Sub-Advisory Contract – Invesco Advisers, Inc. Invesco Asset Management (India) Private Limited dated April 11, 2017. (6)

(c) Amendment No. 2, dated December 18, 2017, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco Asset Management (India) Private Limited dated April 11, 2017. (6)

e	Omitted pursuant to General Instruction B.2 of Form N-1A.

f	Not Applicable.

g(1)(a)	Amended and Restated Master Custodian Contract dated June 1, 2010.(4)

g(1)(b)	Notice of Assignment dated September 29, 2015.(2)

g(2)	Transfer Agency and Service Agreement dated September 30, 2015.(1)

g(3)	Master Fund Administrative Services Agreement dated September 30, 2015.(1)

h	Memorandum of Agreement, dated December 1, 2017, regarding advisory fee waivers and affiliated money market fund waivers, between Registrant and Invesco Advisers, Inc.(6)

i	Omitted pursuant to General Instruction B.2 of Form N-1A.

j	Omitted pursuant to General Instruction B.2 of Form N-1A.

k	Omitted pursuant to General Instruction B.2 of Form N-1A.

l	Not Applicable.

m	Not Applicable.

n	Not Applicable.

o	Not Applicable.

p(1)	Invesco Advisers, Inc. Code of Ethics, amended January 1, 2018, relating to Invesco Advisers, Inc. and any of its subsidiaries. (6)

(2)	Invesco UK Code of Ethics dated 2018, relating to Invesco Asset Management Limited. (6)

(3)	Invesco Ltd. Code of Conduct, dated October 2017, relating to Invesco Asset Management (Japan) Limited. (6)

(4)	Invesco Hong Kong Limited Code of Ethics dated January 1, 2018 relating to Invesco Hong Kong Limited. (6)

(5)	Invesco Ltd. Code of Conduct, dated October 2017, relating to Invesco Canada. (6)

(6)	Invesco EMEA (ex UK) Employees Code of Ethics dated 2017, relating to Invesco Asset Management Deutschland (GmbH). (6)

(7)	Invesco Senior Secured Management Code of Ethics Policy revised August 2016 and Invesco Advisers, Inc. Code of Ethics amended January 1, 2018. (6)

(8)	Invesco PowerShares Capital Management LLC Code of Ethics amended March 7, 2017. (6)

(9)	Invesco Asset Management (India) PVT. LTD. Personal Trading Policy amended January 10, 2018 and Invesco Ltd. Code of Conduct dated October 2017 relating to Invesco Asset Management (India) PVT. LTD. (6)

*	Filed herewith electronically.
(1)	Incorporated herein by reference to Amendment No. 51, filed on September 30, 2015.
(2)	Incorporated herein by reference to Amendment No. 55, filed on April 29, 2016.
(3)	Incorporated herein by reference to Amendment No. 58, filed on March 28, 2017.
(4)	Incorporated herein by reference to Amendment No. 59, filed on April 28, 2017.
(5)	Incorporated herein by reference to Amendment No. 60, filed on May 25, 2017.
(6)	Incorporated herein by reference to Amendment No. 62, filed on April 30, 2018.

Item 29. Persons Controlled by or Under Common Control with Fund

None.

Item 30. Indemnification

Indemnification provisions for officers, trustees, and employees of the Registrant are set forth in Article VIII of the Registrant’s Third Amended and Restated Agreement and Declaration of Trust and Article VIII of its Third Amended and Restated Bylaws, and are hereby incorporated by reference. See Item 28(a) and (b) above. Under the Third Amended and Restated Agreement and Declaration of Trust, effective as of April 11, 2017, (i) Trustees or officers, when acting in such capacity, shall not be personally liable for any act, omission or obligation of the Registrant or any Trustee or officer except by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office with the Trust; (ii) every Trustee, officer, employee or agent of the Registrant shall be indemnified to the fullest extent permitted under the Delaware Statutory Trust Act, the Registrant’s Third Amended and Restated Bylaws and other applicable law; (iii) in case any shareholder or former shareholder of the Registrant shall be held to be personally liable solely by reason of his being or having been a shareholder of the Registrant or any portfolio or class and not because of his acts or omissions or for some other reason, the shareholder or former shareholder (or his heirs, executors, administrators or other legal representatives, or, in the case of a corporation or other entity, its corporate or general successor) shall be entitled, out of the assets belonging to the applicable portfolio (or allocable to the applicable class), to be held harmless from and indemnified against all loss and expense arising from such liability in accordance with the Third Amended and Restated Bylaws and applicable law. The Registrant, on behalf of the affected portfolio (or class), shall upon request by the shareholder, assume the defense of any such claim made against the shareholder for any act or obligation of that portfolio (or class).

The Registrant and other investment companies and their respective officers and trustees are insured under a joint Mutual Fund Directors and Officers Liability Policy, issued by ICI Mutual Insurance Company and certain other domestic insurers, with limits up to $100,000,000 and an additional $20,000,000 of excess coverage (plus an additional $20,000,000 limit that applies to independent directors/trustees only).

Section 16 of the Master Investment Advisory Agreement between the Registrant and Invesco Advisers, Inc. (Invesco) provides that in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Invesco or any of its officers, directors or employees, that Invesco shall not be subject to liability to the Registrant or to any shareholder of the Registrant for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

Section 10 of the Master Intergroup Sub-Advisory Contract for Mutual Funds (the Sub-Advisory Contract) between Invesco, on behalf of Registrant, and each of Invesco Asset Management Deutschland GmbH, Invesco Asset Management Limited, Invesco Asset Management (Japan) Limited, Invesco Canada Ltd., Invesco Hong Kong Limited and Invesco Senior Secured Management, Inc., and separate Sub-Advisory Agreements with each of Invesco Capital Management LLC and Invesco Asset Management (India) Private Limited (each a Sub-Adviser, collectively the Sub-Advisers) provides that the Sub-Adviser shall not be liable for any costs or liabilities arising from any error of judgment or mistake of law or any loss suffered by the Registrant in connection with the matters to which the Sub-Advisory Contract relates except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance by the Sub-Adviser of its duties or from reckless disregard by the Sub-Adviser of its obligations and duties under the Sub-Advisory Contract.

Item 31. Business and Other Connections of Investment Adviser

The only employment of a substantial nature of Invesco Adviser’s directors and officers is with the Advisers and its affiliated companies. For information as to the business, profession, vocation or employment of a substantial nature of each of the officers and directors of Invesco Asset Management Deutschland GmbH, Invesco Asset Management Limited, Invesco Asset Management (Japan) Limited, Invesco Canada Ltd., Invesco Hong Kong Limited, Invesco Senior Secured Management, Inc., Invesco Capital Management LLC and Invesco Asset Management (India) Private Limited (each a

Sub-Adviser, collectively the Sub-Advisers) reference is made to Form ADV filed under the Investment Advisers Act of 1940 by each Sub-Adviser herein incorporated by reference. Reference is also made to the caption “Item 10. Management, Organization and Capital Structure” in the Prospectus which comprises Part A of this Registration Statement, and to the caption “Item 19. Investment Advisory and Other Services” of the Statement of Additional Information which comprises Part B of this Registration Statement.

Item 32. Principal Underwriters

Not applicable.

Item 33. Location of Accounts and Records

Invesco Advisers, Inc., 1555 Peachtree Street, N.E., Atlanta, Georgia 30309, will maintain physical possession of each such account, book or other document of the Registrant at the Registrant’s principal executive offices, 11 Greenway Plaza, Suite 1000, Houston, Texas 77046-1173, except for those maintained at its Atlanta offices at the address listed above or at its Louisville, Kentucky offices, 400 West Market Street, Suite 3300, Louisville, Kentucky 40202 and except for those relating to certain transactions in portfolio securities that are maintained by the Registrant’s Custodian, State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, and the Registrant’s Transfer Agent and Dividend Paying Agent, Invesco Investment Services, Inc., P.O. Box 219078, Kansas City, Missouri 64121-9078.

Records may also be maintained at the offices of:

Invesco Asset Management Deutschland GmbH

An der Welle 5

1st Floor

Frankfurt, Germany 60322

Invesco Asset Management Ltd.

Perpetual Park

Perpetual Park Drive

Henley-on-Thames

Oxfordshire

RG9 1HH

United Kingdom

Invesco Asset Management (Japan) Limited

Roppongi Hills Mori Tower 14F

6-10-1 Roppongi,

Minato-ku, Tokyo 106-6114

Invesco Hong Kong Limited

41/F, Champion Tower

Three Garden Road, Central

Hong Kong

Invesco Senior Secured Management, Inc.

1166 Avenue of the Americas

New York, NY 10036

Invesco Canada Ltd.

5140 Yonge Street

Suite 800

Toronto, Ontario

Canada M2N 6X7

Invesco Capital Management LLC

3500 Lacey Road, Suite 700

Downers Grove, IL 60515

Invesco Asset Management (India) Private Limited

3rd Floor, GYS Infinity, Subhash Road

Paranjpe B Scheme, Ville Parle (East)

Mumbai – 400 057, India

Item 34. Management Services

Not applicable.

Item 35. Undertakings

Not applicable.

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, Invesco Exchange Fund, has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Houston, and the State of Texas, on the 28th day of June, 2018.

INVESCO EXCHANGE FUND

By:	/s/ Sheri Morris
Sheri Morris
President